 Exhibit 4.1

Registration Rights Agreement

among

MACQUARIE INFRASTRUCTURE CORPORATION

and

WDE Epic Aggregate LLC

and

BWE Epic Holdings I-A, L.P. and BWE Epic Holdings I., L.P.

August 8, 2017

This Registration Rights Agreement (this “Agreement”), is made and entered into as of August 8, 2017, by and among Macquarie Infrastructure Corporation, a Delaware corporation (the “Company”), WDE Epic Aggregate LLC, a Delaware limited liability company (the “WD Holder”) and BWE Epic Holdings I-A, L.P., a Delaware limited partnership, and BWE Epic Holdings I, L.P., a Delaware limited partnership (collectively, the “BW Holders” and together with the WD Holder, the “Holders”).

WHEREAS, the Holders are the record owners of 99.24% of the issued and outstanding membership interests of Epic Midstream LLC (“Epic”),

WHEREAS, upon the terms and subject to the conditions set forth in that certain Merger Agreement dated July 28, 2017 among ITT Holdings LLC, a limited liability company organized under the laws of the State of Delaware (“Parent”), IMTT Storage LLC, a limited liability company organized under the Laws of the State of Delaware and a direct wholly owned subsidiary of Parent (“Merger Sub”), Epic and White Deer Management LLC in its capacity as the Members’ Representative (the “Merger Agreement”), Merger Sub will merge with and into Epic with Epic surviving as a wholly owned subsidiary of Parent (collectively, the “Acquisition”),

WHEREAS, in connection with the Merger Agreement, the parties have agreed to certain registration rights relating to the restricted Common Stock of the Company (the “Acquisition Interests”) transferred to the Holders as Closing Stock Consideration,

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the consummation of the Acquisition, the parties to this Agreement hereby agree as follows:

Section 1.	Certain Definitions.

In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

“Acquisition Interests” has the meaning set forth in the third Recital hereto.

“Agreement” means this Registration Rights Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to this Registration Rights Agreement as the same may be in effect at the time such reference becomes operative.

“BW Holders” has the meaning set forth in the introductory paragraph.

“Closed Window Period” means the period after the end of a fiscal quarter and prior to the earnings release for such fiscal quarter.

“Closing” has the meaning set forth in the Merger Agreement.

“Closing Stock Consideration” has the meaning set forth in the Merger Agreement.

“Commencement Date” means five business days after the Closing.

“Common Stock” means the common stock, par value $.001 per share, of the Company.

“Company” has the meaning set forth in the introductory paragraph.

“Demand Registration” has the meaning set forth in Section 2(a).

“Epic” has the meaning set forth in the first Recital hereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expenses” has the meaning set forth in Section 6(a).

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Form S-3ASR” means an automatic shelf registration statement of well-known seasoned issuers on Form S-3 under the Securities Act or such successor forms thereto.

“Holders has the meaning set forth in the introductory paragraph.

“Holders’ Counsel” has the meaning set forth in Section 5(a)(i).

“Merger Agreement” has the meaning set forth in the second Recital hereto.

“MIMUSA” has the meaning set forth in Section 3(b).

“Notice” has the meaning set forth in Section 2(a).

“Overnight Underwritten Offering” means an underwritten offering that is launched after the close of trading on one trading day and priced before the open of trading on the next succeeding trading day.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, incorporated organization, association, corporation, institution, public benefit corporation, governmental entity or any other entity.

“Piggyback Event” has the meaning set forth in Section 3(a).

“Prospectus” means the prospectus or prospectuses (whether preliminary or final) included in any Registration Statement and relating to Registrable Securities, as amended or supplemented and including all material incorporated by reference in such prospectus or prospectuses.

“Registrable Securities” means, at any time, (i) Acquisition Interests held of record by the Holders at such time and (ii) any Common Stock issued or issuable by the Company after the date hereof in respect of the Acquisition Interests referred to in clause (i) by way of a dividend or split or other distribution or in connection with a combination of Common Stock, recapitalization, merger, consolidation or other reorganization or other similar event with respect to the Common Stock. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) a Registration Statement covering such securities has become effective and such securities have been disposed of pursuant to such effective Registration Statement, or (ii) such securities have ceased to be outstanding. Registrable Securities will not include securities that are eligible for resale by the Holders pursuant to Rule 144 under the Securities Act without limitation thereunder on volume or manner of sale.

“Registration Expenses” shall mean all expenses (other than underwriting discounts, selling commissions and stock transfer taxes) arising from or incident to the Company’s performance of or compliance with this Agreement, including, without limitation, the following:

(A)   all registration and filing fees (including fees with respect to filings required to be made with the FINRA) and any securities exchange on which the Common Stock is then listed;

(B)   fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)   fees and disbursements of counsel for the Company;

(D)   fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with any registration;

(E)    printing, messenger, telephone and other similar expenses; and

(F)    reasonable fees and expenses of counsel to the Holders in connection with any registration or Prospectus hereunder; provided that, with respect to any registration, Registration Expenses shall only include such fees and expenses of one counsel to the Holders participating in any offering (which, in each case, shall be chosen by the Holder or Holders to be included in such offering); provided, further, that such counsel fees shall not exceed $70,000 in the aggregate for all Holders collectively during the term of this Agreement.

“Registration Statement” means any registration statement of the Company which covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all documents incorporated by reference in such Registration Statement.

”Same-Day Offering” means an underwritten offering that is launched before the open of trading on one trading day and priced before the open of trading or after the close of trading on such same trading day.

“SEC” means the Securities and Exchange Commission or any successor agency.

“Securities Act” means the Securities Act of 1933, as amended.

“Shelf Takedown” has the meaning set forth in Section 3(a).

“Suspension Period” has the meaning set forth in Section 4.

“Termination Date” means the first date on which the Holders no longer own any Registrable Securities. It being understood that the provisions of Section 6 and Section 7 shall survive the Termination Date.

“underwritten offering” means a registered offering in which securities of the Company are sold to one or more underwriters on a firm-commitment basis for reoffering to the public.

In addition to the above definitions, unless the context requires otherwise:

(a)                 any reference to any statute, regulation, rule or form as of any time shall mean such statute, regulation, rule or form as amended or modified and shall also include any successor statute, regulation, rule or form from time to time;

(b)                “including” shall be construed as inclusive without limitation, in each case notwithstanding the absence of any express statement to such effect, or the presence of such express statement in some contexts and not in others;

(c)                 references to “Section” are references to Sections of this Agreement;

(d)                words such as “herein”, “hereof”, “hereinafter” and “hereby” when used in this Agreement refer to this Agreement as a whole;

(e)                 references to “business day” mean a business day in The City of New York, New York; and

(f)                  references to “dollars” and “$” mean U.S. dollars.

“WD Holder” has the meaning set forth in the introductory paragraph.

Section 2.	Demand Registration

(a)                 Demand Registration. Subject to the provisions hereof and until the Termination Date, at any time after the Commencement Date and from time to time when the Company is eligible to use Form S-3ASR to register Common Stock and the Company has an effective Form S-3ASR registration statement on file, and so long as such time is not during a Closed Window Period, either Holder may request for the Company to register and sell Registrable Securities pursuant to a Prospectus supplement (a “Demand Registration”), but only upon not less than five business days’ prior written notice to the Company, during which period the Company shall be entitled to implement a Suspension Period to the extent then permitted pursuant to Section 4. Each request for a Demand Registration shall specify the approximate number of Registrable Securities required to be registered. Subject to Section 4 below, the Company shall use reasonable commercial efforts to file a Prospectus supplement, to register for resale such number of Registrable Securities as requested to be so registered pursuant to this Section 2(a) within seven business days after a Holder’s request therefor. Within five calendar days after receipt by the Company of a Demand Registration in accordance with this Section 2(a), the Company shall give written notice (the “Notice”) of such demand to the other Holder of Registrable Securities and shall, subject to the limitations in Section 2(b) below, include in such registration all Registrable Securities with respect to which the Company received written requests for inclusion therein within three business days after such Notice is given by the Company to such Holders. Notwithstanding the foregoing, the Company shall be entitled to delay for a period of no more than 40 calendar days filing a requested Demand Registration if the Company delivers notice to the Holders within three business days of the receipt of the request for such Demand Registration that the Company intends to carry out a public offering of primary Company securities for cash proceeds of at least $100,000,000. It is understood that if the Company does not have an effective Form S-3ASR registration statement on file with the SEC as of the Commencement Date, the Company will use reasonable commercial efforts to file such a Form S-3ASR registration statement on the Commencement Date that is available for the registration for resale by the Holders of the Registrable Securities. The Company shall use reasonable commercial efforts, subject to and in accordance with the provisions of this Agreement and applicable law, to effect the registration and sale by the Holders at the Commencement Date of such Registrable Securities as are requested by the Holders to be registered.

(b)                Number of Demand Registrations. Subject to the limitations of Sections 2(a) above, the BW Holders and the WD Holder shall each be entitled to request not more than one (1) Demand Registration (i.e., two (2) Demand Registrations in the aggregate) under this Agreement. A Demand Registration shall not count against the limit on the number of such registrations set forth in this Section 2(b) if after the applicable Registration Statement has become effective, such Registration Statement or the related offer, sale or distribution of Registrable Securities thereunder becomes the subject of any stop order, injunction or other order or restriction imposed by the SEC or any other governmental agency or court for any reason not attributable to the Holders and such interference is not thereafter eliminated so as to permit the completion of the contemplated distribution of Registrable Securities and, as a result of any such circumstances, less than all of the Registrable Securities covered by the Registration Statement are sold by the Holders pursuant to such Registration Statement.

(c)                 Underwritten Offerings. A majority in interest of the Holders shall be entitled to request an underwritten offering pursuant to a Demand Registration. If any of the Registrable Securities covered by a Demand Registration are to be sold in an underwritten offering, a majority in interest of the Holders shall have the right to select the managing underwriter or underwriters to lead the offering and designate underwriter allocations and underwriting discount, subject to the Company’s reasonable consent; provided, however, that (i) any underwriter shall be one of the institutions identified by the Company to the Holders in writing concurrently herewith and (ii) underwriters’ counsel shall have served as underwriters’ counsel in a public offering of securities by the Company during or after 2016.

Section 3.	Piggyback Events.

(a)                 Right to Piggyback. Whenever prior to the Termination Date the Company proposes to (i)  register any Common Stock under the Securities Act (other than on a registration statement on Form S-8 or S-4 or such similar forms then in effect under the Securities Act, in connection with a dividend reinvestment and direct stock purchase plan), whether for its own account or for the account of one or more holders of Common Stock, and the form of registration statement to be used may be used for any registration of Registrable Securities, or (ii) sell Common Stock (other than in connection with an employee stock option or other benefit plan, an exchange offer or offering of securities to the Company’s existing stockholders, a dividend reinvestment and direct stock purchase plan or pursuant to an “at the market” or similar program) that has already been registered “off the shelf” pursuant to a prospectus supplement (a “Shelf Takedown”) and Registrable Securities can be included in such Shelf Takedown (each a “Piggyback Event”), the Company shall give written notice at least (A) 10 calendar days prior to the proposed offering or (B) two business days in the case of an Overnight Underwritten Offering, Same Day Offering or similar “bought deal” to the Holders of its intention to effect such a registration and/or Shelf Takedown and, subject to Sections 3(b) and 3(c), shall include in such registration statement and in any offering of Common Stock to be made pursuant to that registration statement and/or Shelf Takedown all Registrable Securities with respect to which the Company has received a written request for inclusion therein from any one or more of the Holders within five calendar days (or one business day in the case of an Overnight Underwritten Offering, Same Day Offering or similar “bought deal”) after the Holders’ receipt of the Company’s notice. The Company shall have no obligation to proceed with any Piggyback Event and may abandon, terminate and/or withdraw such registration and/or Shelf Takedown for any reason at any time prior to the pricing thereof.

(b)                Priority on Primary Piggyback Events. If a Piggyback Event is initiated as an underwritten primary offering on behalf of the Company and the managing underwriter(s) advise the Company and the Holders (if any of the Holders has elected to include Registrable Securities in such Piggyback Event) that in their opinion the number of shares of Common Stock proposed to be included in such offering exceeds the number of shares of Common Stock (of any class) (the “Primary Maximum Number of Shares of Common Stock”) which can be sold in such offering without materially delaying or jeopardizing the success of the offering (including the price per share of Common Stock of the Common Stock proposed to be sold in such offering), the Company shall include in such registration and offering (i) first, the number of shares of Common Stock that the Company proposes to sell, (ii) second, the number of shares of Common Stock requested to be included therein by Macquarie Infrastructure Management (USA) Inc. (“MIMUSA”) and (iii) third, the number of shares of Common Stock requested to be included therein by the Holders, pro rata among the Holders on the basis of the percentage of Registrable Securities requested to be included therein (unless the managing underwriter requires a different allocation) to the extent that, in the case of clauses (ii) and (iii), the Primary Maximum Number of shares of Common Stock is not thereby exceeded.

(c)                 Priority on Secondary Registrations. If a Piggyback Event is initiated as an underwritten secondary offering on behalf of a holder of Common Stock other than the Holders, and the managing underwriter(s) advise the Company that in their opinion the number of shares of Common Stock proposed to be included in such registration exceeds the number of shares of Common Stock (of any class) (the “Secondary Maximum Number of Common Stock”) which can be sold in such offering without materially delaying or jeopardizing the success of the offering (including the price per shares of Common Stock of the Common Stock to be sold in such offering), then the Company shall include in such registration (i) first, the number of shares of Common Stock requested to be included therein by holder(s) requesting such registration, and (ii) second, the number of shares of Common Stock requested to be included therein by the Holders, pro rata among the Holders on the basis of the percentage of Registrable Securities requested to be included therein (unless the managing underwriter requires a different allocation) (if any of the Holders has elected to include Registrable Securities in such Piggyback Event), to the extent that, in the case of clause (ii), the Secondary Maximum Number of shares of Common Stock is not thereby exceeded.

(d)                Selection of Underwriters. If any Piggyback Event is a primary or secondary underwritten offering, the Company (or if the Person or Persons initiating the Piggyback Event in the context of a secondary underwritten offering have such right, such Person(s)) shall have the right to select the managing underwriter or underwriters to administer any such offering.

(e)                 Basis of Participations. A Holder may not sell Registrable Securities in any offering pursuant to a Piggyback Event unless such Holder (i) agrees to sell such Common Stock on the basis provided in the underwriting or other distribution arrangements approved by the Company (or if the Person or Persons initiating the Piggyback Event in the context of a secondary underwritten offering have such right, such Person(s)) and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, lock-up agreements and other documents reasonably required of other participants under the terms of such arrangements.

Section 4.	Suspension Periods.

Not more than two times within any 12-month period, the Company may delay the filing or effectiveness of, or by written notice to the Holders suspend the use of, a Registration Statement in conjunction with a Demand Registration (and, if reasonably required, withdraw any registration statement that has been filed), but in each such case only if the board of directors of the Company determines that such Demand Registration would (i) materially interfere with a significant acquisition, corporate organization or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act; or (iv) require the preparation of financial statements (including required consents), which preparation would be impracticable. Any period during which the Company has delayed a filing, an effective date or the use of a Registration Statement pursuant to this Section 4 is herein called a “Suspension Period”. The number of days covered by any one Suspension Period shall not exceed 45 calendar days. If pursuant to this Section 4 the Company delays or withdraws a Demand Registration, the Holders shall be entitled to withdraw such request and, if they do so, such request shall not count against the limitation on the number of such registrations set forth in Section 2. The Company shall provide written notice to the Holders of the commencement and termination of any Suspension Period (and any withdrawal of a registration statement pursuant to this Section 4), but shall not be obligated under this Agreement to disclose the reasons therefor. The Holders shall keep the existence of each Suspension Period confidential. The Company shall not be permitted to register under the Securities Act any equity securities of the Company held by other Persons during any such Suspension Period. In addition, Holders must suspend the use of any Registration Statement during a Closed Window Period. For the avoidance of doubt, a Closed Window Period shall not be considered a Suspension Period.

Section 5.	Registration Procedures.

(a)                 Whenever any one or more of the Holders request that any Registrable Securities be registered pursuant to this Agreement, including pursuant to a Demand Registration, the Company shall use reasonable commercial efforts to effect, as soon as practical as provided herein, the registration and the sale of such Registrable Securities in accordance with the intended methods of disposition thereof, and, pursuant thereto, the Company shall, as soon as practical as provided herein:

(i)                  subject to the other provisions of this Agreement, use reasonable commercial efforts to prepare, amend or supplement and file with the SEC a Registration Statement, a Prospectus or any amendments or supplements thereto, and any Form 8-Ks and/or press releases, as the case may be, with respect to such Registrable Securities and, as applicable, cause a filed Registration Statement to become effective (unless it is automatically effective); and before filing a Registration Statement or a Prospectus or any amendments or supplements thereto, and any Form 8-Ks and/or press releases, as the case may be, furnish to the Holders and a counsel selected by the Holder or Holders being registered in such registration copies of all such documents proposed to be filed, including documents incorporated by reference in the Prospectus and one set of the exhibits incorporated by reference, and such counsel may review and comment on such documents, subject to such documents being under the Company’s control;

(ii)                use reasonable commercial efforts to prepare and file with the SEC such amendments and supplements to such Registration Statement or Prospectus as may be necessary to comply with the applicable requirements of the Securities Act and to keep such Registration Statement effective for the relevant period required hereunder, but no longer than is necessary to complete the distribution of the Common Stock covered by such Prospectus, and to comply with the applicable requirements of the Securities Act with respect to the disposition of all the Common Stock covered by such Prospectus during such period in accordance with the intended methods of disposition set forth in such Prospectus;

(iii)              use reasonable commercial efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement, or the lifting of any suspension of the qualification or exemption from qualification of any Registrable Securities for sale in any jurisdiction in the United States;

(iv)               furnish to the Holders without charge, conformed copies of each Registration Statement and amendment thereto and copies of each supplement thereto after they are filed with the SEC (but only one set of exhibits thereto need be provided); and deliver, without charge, such number of copies of the preliminary and final Prospectus and any supplement thereto as the Holders may reasonably request in order to facilitate the disposition of the Registrable Securities of the Holders covered by such Registration Statement in conformity with the requirements of the Securities Act;

(v)                use reasonable commercial efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such U.S. jurisdictions as the Holders reasonably requests and continue such registration or qualification in effect in such jurisdictions for as long as the applicable Registration Statement may be required to be kept effective under this Agreement, provided that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph (v), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction;

(vi)               notify the Holders of such Registrable Securities, at any time when a Prospectus relating thereto would be required under the Securities Act to be delivered by such distributor, of the occurrence of any event as a result of which the Prospectus included in such Registration Statement contains an untrue statement of a material fact or omits a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and, at the request of such Holders, the Company shall use reasonable commercial efforts to prepare, as soon as practical, a supplement or amendment to such Prospectus so that, as thereafter delivered to any prospective purchasers of such Registrable Securities, such Prospectus shall not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(vii)             in the case of an underwritten offering in which any one or more of the Holders participates pursuant to a Demand Registration, (a) enter into an underwriting agreement containing such provisions as are customary and reasonable for an offering of such kind and for issuers similarly situated to the Company, (b) take all such other customary and reasonable actions as the managing underwriters of such offering may request in order to facilitate the disposition of such Registrable Securities including (1) making members of senior management of the Company available at reasonable times and places to participate in “roadshows” and investor calls, (2) obtain a “cold comfort” letter in customary form as the managing underwriters of such offering may reasonably require, (3) cause the delivery of customary legal opinions to such underwriters in connection therewith and (4) cooperate with counsel to the managing underwriters to provide information requested for any filings required to be made with FINRA;

(viii)           in the case of an underwritten offering in which any one or more of the Holders participates pursuant to a Demand Registration or Piggyback Event, and to the extent not prohibited by applicable law or pre-existing applicable contractual restrictions, (A) make reasonably available, for inspection by such Holders, such Holders’ Counsel, the managing underwriter(s) of such offering and counsel acting for such managing underwriter(s), pertinent corporate documents and financial and other records of the Company and its subsidiaries, (B) cause the Company’s officers and employees to supply information reasonably requested by such Holders or such managing underwriter(s) or attorney in connection with such offering, (C) make the Company’s independent accountants available for any such managing underwriter(s)’ due diligence and cause them to deliver the customary “cold comfort” letter, and (D) cause the Company’s counsel to furnish customary legal opinions to such underwriters in connection therewith; provided, however, that such records and other information provided to such Holders, such Holders’ Counsel, the managing underwriter(s) of such offering and counsel acting for such managing underwriter(s) shall be subject to such confidential treatment as is customary for due diligence reviews;

(ix)               cause all such Registrable Securities to be listed on each securities exchange (if any) on which securities of the same class issued by the Company are then listed, provided that the applicable listing requirements are satisfied;

(x)                provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such Registration Statement and, a reasonable time before any proposed sale of Registrable Securities pursuant to a Registration Statement, provide the transfer agent with printed unlegended certificates for the Registrable Securities to be sold which are in a form eligible for deposit with The Depository Trust Company or other applicable clearing agency, subject to the provisions of Section 8; and

(xi)               notify the participating Holders and the managing underwriter(s) of any underwritten offering, if any:

(A)	when the Registration Statement, any pre-effective amendment, the Prospectus or any Prospectus supplement or any post-effective amendment to the Registration Statement has been filed and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective;

(B)	of any request by the SEC for amendments or supplements to the Registration Statement or the Prospectus or for any additional information regarding the Holders;

(C)	of the notification to the Company by the SEC of its initiation of any proceeding with respect to the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement; and

(D)	of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction.

For the avoidance of doubt, the provisions of clauses (vii) and (viii) of this Section 5(a) shall apply only in respect of an underwritten offering.

(b)                Until the Termination Date, the Company shall file all reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, all to the extent required to enable the Holders to be eligible to sell Registrable Securities (if any) pursuant to Rule 144 under the Securities Act.

(c)                 The Company may require the Holders and each distributor of Registrable Securities as to which any registration is being effected to furnish to the Company any other information regarding such Person and the distribution of such securities as the Company may from time to time reasonably request.

(d)                Subject to the limitations on the Company’s ability to delay the use or effectiveness of a Registration Statement as provided by the Suspension Periods set forth in Section 4, each of the Holders agrees by having its Acquisition Interests treated as Registrable Securities hereunder that, upon being advised in writing by the Company of the occurrence of an event pursuant to Section 5(a)(vi) when the Company is entitled to do so pursuant to Section 4, each of the Holders will immediately discontinue (and direct any other Persons making offers and sales of Registrable Securities to immediately discontinue) offers and sales of Registrable Securities pursuant to any Registration Statement (other than those pursuant to a plan that is in effect and that complies with Rule 10b5-1 of the Exchange Act) until it is advised in writing by the Company that the use of the Prospectus may be resumed and is furnished with a supplemented or amended Prospectus as contemplated by Section 5(a)(vi), and, if so directed by the Company, each of the Holders will deliver to the Company all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice.

(e)                 The Company may prepare and deliver an issuer free-writing prospectus (as such term is defined in Rule 405 under the Securities Act) in lieu of any supplement to a prospectus, and references herein to any “supplement” to a Prospectus shall include any such issuer free-writing prospectus. No seller of Registrable Securities may use a free-writing prospectus to offer or sell any such Common Stock without the Company’s prior written consent.

(f)                  It is understood and agreed that any failure of the Company to file a Registration Statement or a Prospectus or any amendment or supplement thereto or to cause any such document to become or remain effective or usable within or for any particular period of time as provided in Section 2 or otherwise in this Agreement, due to reasons that are not reasonably within its control, due to any relevant lock-up agreement, or due to any refusal of the SEC to permit a registration statement or prospectus to become or remain effective or to be used because of unresolved SEC comments thereon (or on any documents incorporated therein by reference) despite the Company’s good faith and reasonable commercial efforts to resolve those comments, shall not be a breach of this Agreement. However, neither shall any such failure relieve the Company of its obligations hereunder to continue to use reasonable commercial efforts to remedy such failure.

(g)                It is further understood and agreed that the Company shall not have any obligations under this Section 5 at any time on or after the Termination Date, unless an underwritten offering in which any of the Holders participate has been priced but not completed prior to the Termination Date, in which event the Company’s obligations under this Section 5 shall continue with respect to such offering until it is so completed.

Section 6.	Registration Expenses.

All Registration Expenses shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as underwriting discounts, selling commissions and stock transfer taxes, and other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders. Such selling expenses shall be borne by the Holders of such Registrable Securities pro rata on the basis of the number of Registrable Securities sold.

Section 7.	Indemnification.

(a)                 In connection with any Registration Statement in which a Holder is participating, the Company shall indemnify and hold harmless each Holder that is a seller of Registrable Securities and each Person who controls such Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof to which such Holder or controlling Person may become subject, insofar as such loss, claim, damage, liability or action arises out of, or is based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, Prospectus, issuer free writing prospectus as defined in Rule 433(b) of the Securities Act, any Company information that the Company files or is required to file pursuant to Rule 433(d) of the Securities Act, or any amendment thereof or supplement thereto or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are made in reliance and in conformity with (i) information furnished in writing to the Company by or on behalf of such Holder expressly for use therein, (ii) information that relates to Epic and covers any period or date prior to the Closing furnished in writing to the Company by or on behalf of the Holders or Epic prior to the Closing, or (iii) information furnished in writing to the Company by or on behalf of any participating underwriter expressly for use therein; provided, that, the Company shall not be liable to any particular indemnified party to the extent that such untrue statement or omission was contained in an outdated or defective Prospectus that was used after the Company had notified such Holder in writing that the Prospectus is outdated or defective. In connection with an underwritten offering in which such Holder participates conducted pursuant to a registration effected hereunder, the Company shall indemnify each participating underwriter and each Person who controls such underwriter (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Holders.

(b)                In connection with any Registration Statement in which a Holder is participating, each Holder shall indemnify and hold harmless, severally and not jointly, the Company, its officers and directors and each Person who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any loss, claim, damage or liability or any action in respect thereof arising out of or based upon any untrue or alleged untrue statement of material fact contained in the Registration Statement, Prospectus or issuer free writing prospectus (as defined in Rule 433(b) of the Securities Act), or any amendment or supplement thereto, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that the same are made in reliance and in conformity with information furnished in writing to the Company by or on behalf of such Holder expressly for use therein. In connection with an underwritten offering conducted pursuant to a registration effected hereunder, each such Holder shall indemnify each participating underwriter and each Person who controls such underwriter (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Company; provided, however, that the total amount to be indemnified shall be limited to the net proceeds (after deducting the underwriting discounts and commissions received by each such Holder) in the offering to which the Registration Statement or Prospectus relates.

(c)                 Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying Person of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying Person to assume the defense of such claim with counsel reasonably satisfactory to the indemnified Person. Failure so to notify the indemnifying Person shall not relieve it from any liability that it may have to an indemnified Person. The indemnifying Person shall not be subject to any liability for any settlement made by the indemnified Person without its consent (but such consent will not be unreasonably withheld). An indemnifying Person who is entitled to, and elects to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all Persons indemnified (hereunder or otherwise) by such indemnifying Person with respect to such claim (and all other claims arising out of the same circumstances), unless in the reasonable judgment of any indemnified Person there may be one or more legal or equitable defenses available to such indemnified Person which are in addition to or may conflict with those available to another indemnified Person with respect to such claim, in which case each such indemnified Person shall be entitled to use separate counsel. The indemnifying Person shall not consent to the entry of any judgment or enter into or agree to any settlement relating to a claim or action for which any indemnified Person would be entitled to indemnification by any indemnified Person hereunder unless such judgment or settlement imposes no ongoing obligations on any such indemnified Person and includes as an unconditional term the giving, by all relevant claimants and plaintiffs to such indemnified Person, a release, reasonably satisfactory in form and substance to such indemnified Person, from all liabilities in respect of such claim or action for which such indemnified Person would be entitled to such indemnification. The indemnifying Person shall not be liable hereunder for any amount paid or payable or incurred pursuant to or in connection with any judgment entered or settlement effected with the consent of an indemnified Person unless the indemnifying Person has also consented to such judgment or settlement.

(d)                The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified Person or any officer, director or controlling Person of such indemnified Person and shall survive the transfer of securities and the Termination Date but only with respect to offers and sales of Registrable Securities made before the Termination Date or during the period following the Termination Date referred to in Section 5(g).

(e)                 If the indemnification provided for in or pursuant to this Section 7 is due in accordance with the terms hereof, but is held by a court to be unavailable or unenforceable in respect of any losses, claims, damages, liabilities or expenses referred to herein, then each applicable indemnifying Person, in lieu of indemnifying such indemnified Person, shall contribute to the amount paid or payable by such indemnified Person as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying Person on the one hand and of the indemnified Person on the other in connection with the statements or omissions which result in such losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations. The relative fault of the indemnifying Person on the one hand and of the indemnified Person on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying Person or by the indemnified Person, and by such Person’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, no Holder shall be required to contribute any amount in excess of the amount of net proceeds (after deducting underwriting discounts and commissions) received by such Holder for the sale of its Acquisition Interests pursuant to the Registration Statement. The Holders’ obligations in this Section 7(e) to contribute shall be several in proportion to the amount of Registrable Securities registered by them and not joint.

Section 8.	Securities Act Restrictions.

(a)                 Each Holder agrees that all certificates or other instruments representing the Acquisition Interests will initially bear a legend substantially to the following effect:

 The Common Stock represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or pursuant to any state securities law, and cannot be sold or otherwise transferred unless registered under the Securities Act or aN exemption to the registration requirements under the securities act and the rules and regulations thereunder is available.

(b)                Upon the reasonable request of any Holder, at a time when such legend is no longer required under the Securities Act and applicable state laws, the Company shall cause the legend to be removed from any certificate for any Acquisition Interests to be transferred by such Holder in accordance with the terms of any relevant lock-up agreement upon the receipt by the Company of an opinion of counsel, certification and/or other information reasonably satisfactory to the Company. Each of the Holders acknowledges that the Acquisition Interests have not been registered under the Securities Act or under any state securities laws and agrees that it will not sell or otherwise dispose of any of the Acquisition Interests, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws.

Section 9.	Miscellaneous.

(a)                 Notices. All notices, requests, consents, waivers, and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (i) if personally delivered, upon delivery or refusal of delivery; (ii) if mailed by registered or certified United States mail, return receipt requested, postage prepaid, upon delivery or refusal of delivery; (i) if sent by a nationally recognized overnight delivery service, upon delivery or refusal of delivery; or (iv) if by electronic transmission upon confirmation of receipt of such transmission; provided that such party to this Agreement shall deliver notice by a method set forth in clause (i), (ii) or (i) above immediately thereafter. All notices, consents, waivers, or other communications required or permitted to be given hereunder shall be addressed as follows:

If to the Holders:

White Epic Aggregate LLC
######
######

Attention: ######

Fax: ######

Email: ######

BWE GP Limited
######
######
######

Attention: ######

Fax: ######

Email: ######

with copies (which shall not constitute notice) to:

Locke Lord LLP
######
######

######
Attention: ######

Fax: ######

Email: ######

If to the Company:

MACQUARIE INFRASTRUCTURE CORPORATION

125 West 55th St

New York, NY 10019

Attention:	General Counsel
Email:	######

with copies (which shall not constitute notice) to:

White & Case LLP

######

######

Attention:	###### ######
Facsimile:	######
Email:	###### ######

or at such other address as any such party hereto may specify by written notice to the others.

(b)                No Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(c)                 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, it being understood that there are no intended third-party beneficiaries hereof. For the avoidance of doubt, each Holder is permitted to assign its rights under this Agreement to its affiliates and beneficiaries; provided that any such assignee shall agree in writing to be bound by and perform all the terms and provisions of this Agreement. For the avoidance of doubt, the aggregate number of Demand Registrations for all Registrable Securities hereunder shall be as specified in Section 2(b) hereof, regardless of any assignment hereunder.

(d)                Governing Law. This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the laws of the State of Delaware, without regard to conflict of law principles.

(e)                 Jurisdiction. Each party to this Agreement irrevocably submits to the exclusive jurisdiction of (i) the Delaware Court of Chancery and (ii) any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery lacks jurisdiction over a particular matter, any state or federal court within the State of Delaware), for the purposes of any dispute arising out of this Agreement or the transactions contemplated hereby (and each such party agrees that no such dispute relating to this Agreement or the transactions contemplated hereby shall be brought by it except in such courts). Each party to this Agreement irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Delaware Court of Chancery or (ii) any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery lacks jurisdiction over a particular matter, any state or federal court within the State of Delaware) or that any such proceeding brought in any such court has been brought in an inconvenient forum. Each party to this Agreement further agrees that any final and non-appealable judgment against a party in connection with any proceeding shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

(f)                  Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT, THE SUBJECT MATTER HEREOF OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO IN CONNECTION WITH ANY SUCH AGREEMENTS, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10(F) WITH THE COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

(g)                Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by email or facsimile) and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

(h)                Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties hereto and supersedes and preempts any prior understandings, agreements or representation by or between the parties hereto, written or oral, which may have related to the subject matter herein.

(i)                  Captions. The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any provision of this Agreement.

(j)                  Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(k)                Amendments. (i) The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given without the prior written consent of the Company and the Holders of a majority of the Registrable Securities then in existence and (ii) the Company has not entered into, and will not, from and after the date hereof, enter into, any agreements with respect to its securities that is inconsistent with the right granted to the Holders in this Agreement. The parties acknowledge and agree that the Company may grant registration rights hereafter, which shall be pari passu with the registration rights of the Holders, and shall not be deemed to conflict with this covenant.

[Execution Pages Follow]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

MACQUARIE INFRASTRUCTURE CORPORATION

By:	/s/ Liam Stewart
Name:	Liam Stewart
Title:	CFO

By:	/s/ Michael Kernan
Name:	Michael Kernan
Title:	General Counsel

Signature Page to

Registration Rights Agreement

BW HOLDERS:

BWE EPIC HOLDINGS I, L.P.

By:	/s/ Hayley Tanguy
Name:	Hayley Tanguy
Title:	Director

BWE EPIC HOLDINGS I-A, L.P.

By:	/s/ Hayley Tanguy
Name:	Hayley Tanguy
Title:	Director

Signature Page to

Registration Rights Agreement

WD HOLDER:

WDE EPIC AGGREGATE LLC

By:	White Deer Energy L.P., its managing member

By:	Edelman & Guill Energy L.P., its general partner

By:	Edelman & Guill Energy Ltd., its general partner

By:	/s/ Thomas J. Edelman
Name:	Thomas J. Edelman
Title:	Director

Signature Page to

Registration Rights Agreement